Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Harman International Industries, Incorporated:

We consent to the incorporation by reference in the registration statement (No. 33-28793) on Form S‑8 of Harman International Industries, Incorporated of our report dated May 24, 2005, with respect to the statements of net assets available for plan benefits as of December 31, 2004 and June 26, 2004, and the related statements of changes in net assets available for plan benefits for the six months ended December 31, 2004, and the year ended June 26, 2004, respectively, and related supplemental schedule, which report appears in the December 31, 2004, annual report on Form 11‑K of the Harman International Industries, Incorporated Retirement Savings Plan.

/s/ KPMG LLP

Los Angeles, California
May 24, 2005